Exhibit 10.16

[Integra Bank Logo]

                                                                    Integra Bank
                                                               300 Fourth Avenue
                                                            Pittsburgh, PA 15278

                                January 3, 1996

VIA CERTIFIED MAIL

Maarten D. Hemsley, Chairman
OAKHURST COMPANY, INC.
1001 Santerre Drive
Grand Prairie, TX 75050

 RE: Credit Agreement dated August 1, 1994, as amended (the "Credit Agreement") by and between Oakhurst Company, Inc. (the "Borrower") and Integra Bank (the "Bank")


Dear Maarten:

   This letter shall constitute notice that the borrower is in violation of
Section 6.14(a)(ii) of the Credit Agreement which reqires the borrower to maintain "Consolidated Tangible Net Worth not less than $1,000,000 at the end of each of its fiscal quarters." The Borrower's failure to cure the foregoing violation to the Bank's reasonable satisfaction within fifteen (15) days after the date of this letter will constitute an Event of Default under Section 8.03 of the Credit Agreement. The Borrower has advised the Bank that it will not be able to cure the aforesaid covenant violation and has therefore requested the Bank to modify the covenant requirements. Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

   The Bank has considered the borrower's request and, subject to the further provisions of this letter, the Bank has agreed to modify Section 6.14(a)(ii) of the Credit Agreement so that the Borrower will now be required to maintain a consolidated net worth not less than $6,500,000; for purposes of the foregoing, "consolidated net worth" shall mean (i) the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, minus (ii) any tax deferrals.

   The foregoing modification is being granted by the Bank with the express understanding and agreement of the Borrower that:

   (i) the Bank does not intend to extend the Revolving Credit Expiration Date beyond July 31, 1996,

   (ii) the Revolving Credit Loans and all indebtedness and obligations of Steel City to the Bank will be immediately due and payable in full on the Revolving Credit Expiration Date,

Maarten D. Hemsley, Chairman
January 3, 1996
Page 2

   (iii) the Borrower will immediately begin to solicit loan commitments from alternate financing sources for the Borrower and Steel City, so that all indebtedness and obligations of the Borrower and Steel City to the Bank will be refinanced as soon as possible, but in any event no later than July 31, 1996, and

   (iv) if the Borrower has not refinanced the outstanding principal balance of the Revolving Credit Loans by February 28, 1996, then commencing on March 1, 1996, the outstanding principal balance of the Revolving Credit Loans will bear interest at a rate per annum equal to the Prime Rate plus two and one-half percent (2.5%).

   Except to the extent specifically provided for above, this letter does not constitute a modification, alteration, release,limitation or waiver of any default, breach, right, power, remedy or privilege under the Loan Documents. The Bank expressly reserves all rights and remedies previously available to it under the Loan Documents against the Borrower and the Subsidiaries and, except to the extent provided for herein, the Bank may at any time exercise its rights and remedies.

   Please signify your consent to the foregoing by signing below where indicated and returning a signed copy to me.

                                        Sincerely,



                                       /s/ David G. Hammer
                                       David G. Hammer
                                       Vice President - Corporate Banking

cc: Charles F. O'Hanlon, III
    Robert M. Moorehead
    William S. Harris
    D. Tiemann
    Roger Barzun, Esquire
    David S. Horvitz, Esquire

   The foregoing is agreed to this 9th day of January, 1996.

                                       OAKHURST COMPANY, INC.

                                       /s/ Mark Auerbach
                                       By: Mark Auerbach
                                       Title: President